EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement on Form S‑1 (File No. 333-222809) of SolarWindow Technologies, Inc. of our report dated November 22, 2017, on our audits of the consolidated balance sheet of SolarWindow Technologies, Inc. and Subsidiaries ("the Company") as of August 31, 2017, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period then ended, and to the reference to us under the heading "Experts" in the Registration Statement.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

February 28, 2019